Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement, (this “Agreement”), made this the 31st day of December, 2008, and effective as of the Commencement Date (as defined below) by and between Hampton Roads Bankshares, Inc., a Virginia corporation (“Employer”), with a principal address of 999 Waterside Drive, Suite 200, Norfolk, Virginia (23510) and Daniel B. Berry (“Officer”), with an address of 1116 Rose Lane, Virginia Beach, Virginia (23451).

WITNESSETH:

WHEREAS, this Agreement is entered into by Employer as a condition of the closing of a merger pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated September 23, 2008, by and between Employer and Gateway Financial Holdings, Inc., a North Carolina corporation (“GFH”), whereby GFH will be merged into Employer and GFH’s wholly owned subsidiary, Gateway Bank & Trust Co., a North Carolina chartered commercial bank (“Gateway”), will become a wholly owned subsidiary of Employer (the “Merger”);

WHEREAS, Officer is being directly and materially benefited as an equity holder in and executive of GFH as a result of the Merger and through this Agreement with Employer;

WHEREAS, Officer desires to render valuable services to Employer and it is the desire of Employer to have the benefit of Officer’s continued and future loyalty, service and counsel;

WHEREAS, Employer is a Virginia bank holding company which currently has two (2) wholly owned bank subsidiaries and as a consequence of the Merger, will become the parent company of Gateway;

WHEREAS, Officer has particular and peculiar knowledge and background in the operation of a business of the nature of Employer’s business, specifically Gateway’s operations; and

WHEREAS, Officer wishes to be employed by Employer.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, the parties covenant and agree as follows:

1.                      Employment.   As of the Commencement Date (as defined below) Employer agrees to employ Officer, and Officer agrees to serve Employer, as Employer’s President, upon the terms and conditions herein provided. Officer agrees to perform such managerial duties and responsibilities as shall be assigned to him by Employer’s Board of Directors (the “Board”) and/or the Chief Executive Officer of Employer. Officer shall devote his time and attention on a full-time basis to the discharge of the duties undertaken by him hereunder; provided, however, that Officer may serve on the boards of directors of other companies with the prior consent of the Board.

2.	Terms and Compensation.

(a)           Term of Agreement. The term (the “Term”) of this Agreement shall commence on the date (the “Commencement Date”) of the closing of the Merger Agreement; provided, however, that this Agreement shall be null and void ab initio if Officer is not serving as the Chief Executive Officer of GFH on the Commencement Date. On the Commencement Date, Officer’s certain Employment Agreement dated October 1, 2007, with Gateway and certain Salary Continuation Agreement dated October 1, 2006, with Gateway, together with any employment related agreement with either Gateway or GFH, including, but not limited to, any long term incentive plans, severance agreements, change-in-control agreements, cash incentive plans, or split-dollar agreements, shall terminate and be superseded and replaced in their entirety with this Agreement. Officer waives any rights under such agreements and plans arising on account of the transactions contemplated by the Merger Agreement; provided, however, that the foregoing waiver shall specifically exclude the certain Split Dollar Insurance Agreement dated as of March 14, 2008, by and between Gateway and Officer, which shall continue in force. Options granted pursuant to Gateway or GFH equity incentive or stock option plans shall be governed by the Merger Agreement. There shall be no acceleration of vesting of any of Officer’s options, compensation or benefits on account of the Merger, other than his restricted stock, which shall vest. Thereafter, this Agreement shall continue until the first to occur of (i) except as otherwise provided in Section 3 hereof, the end of the thirty-sixth (36th) consecutive full month following the Commencement Date, (ii) Officer’s death, or (iii) except as provided in Paragraph (e) of this Section 2, Officer's disability. Notwithstanding the foregoing, however, in the event Officer is not informed by Employer, in writing, prior to the last day of the thirtieth (30th) consecutive full month following the Commencement Date, or any subsequent renewal term, that this Agreement will not be renewed, this Agreement will automatically renew itself for additional periods of twelve (12) months (each a “Renewal Term”) from the original anniversary date or, as the case may be, any Renewal Term, each of which Renewal Term shall also automatically renew itself in the event that Officer is not informed by Employer, in writing, that this Agreement will not be renewed. For purposes of this Agreement, the “Term” shall include and refer to, as appropriate by the context, any Renewal Term.

(b)            Compensation.   Beginning as of the Commencement Date, Officer shall be paid an annual base salary of $500,000 (“Base Salary”), payable in accordance with Employer’s normal payroll practices. Subsequent to the initial twenty-four (24) months from the Commencement Date, any increases or decreases in Officer’s annual Base Salary shall be at the discretion of the Board based upon the financial performance of Employer.

(c)            Benefits. Officer shall be eligible for participation in any additional plans, programs or forms of compensation or benefits that Employer might provide from time to time, either directly or through a subsidiary, to the class of employees that includes Officer, or, as allowed, for Officer solely, which benefit plans currently or may include: (i) a 401(k) Retirement Program subject to normal Internal Revenue Service guidelines with respect to the maximum amount of participation; (ii) a non-contributory profit sharing plan where a discretionary contribution made by Employer on behalf of its personnel is allocated based upon Internal Revenue Service allocations for profit sharing plans necessary to insure that it remains a qualified retirement account in accordance with ERISA guidelines; and (iii) a deferred compensation or supplemental retirement arrangement described in Paragraph 2(k) below. The benefits, rights and obligations of Officer under the various plans or arrangements set forth above or in this Agreement shall be exclusively governed by the respective plans or governing documents as they may be amended or established from time to time in the event of any conflict with this Agreement.

(d)	Not Used.

(e)            Disability.   In the event of the physical or mental disability of Officer by reason of which Officer is unable to perform the duties of his employment hereunder, Employer shall continue to pay or provide to Officer the compensation and benefits provided under Paragraphs (b) and (c) of this Section 2 for the first six (6) months of such disability. If, however, the disability continues beyond such six (6) month period, Employer may, at its election, terminate Officer's employment under this Agreement, in which case Officer may be entitled to receive disability benefits, if any, available to Officer under Employer’s plans in effect at that time.

(f)        Death.   In the event that Officer’s death should occur during the Term of this Agreement, this Agreement shall terminate and Officer or his estate or beneficiaries, as the case may be, shall be entitled only to income earned but not yet paid as of the date of death and any and all retirement or death benefits payable under Employer’s plans in effect at that time and no further compensation will be paid under this Agreement.

(g)        Automobile.    During the Term, Employer will provide Officer with the use of a vehicle which Officer may choose and select within a reasonable budget established by the Board or Employer’s Chief Executive Officer. All fuel, insurance and maintenance shall be paid for by Employer pursuant to Employer’s Automobile Policy as adopted by the Board.

(h)        Vacation.    Officer will be entitled to paid vacation days in accordance with Employer’s vacation policy for senior executive officers as adopted by the Board but in no event less than 20 (twenty) days per year.

(i)        Insurance and other Expenses.    Employer will provide Officer with health insurance, dental insurance and life insurance coverage as are provided to the class of employees that includes Officer, as well as the necessary tools to perform Officer’s duties as an executive officer of Employer, including, but not limited to, reimbursement (aa) for Officer’s current cellular phone plan or participation in Employer’s cell phone plan, (bb) current dues and related expenses for one country club membership, excluding initiation fees and capital calls, and (cc) dues for necessary civic organizations which Officer may join and are used or designed to further enhance Officer’s opportunity to conduct the business of Employer, subject to approval by the Board or Employer’s Chief Executive Officer.

(j)        Perpetual Family Medical Insurance. (i)  After Officer’s employment with Employer is terminated for any reason other than termination by Employer for “good cause,” Employer shall continue to provide medical insurance coverage to Officer and Officer’s spouse for the lifetime of each until Officer becomes eligible to participate in a plan, program, or arrangement provided by a subsequent employer which provides medical insurance benefits to Officer or Officer’s spouse whereupon all of Employer’s obligations under this Paragraph cease. Employer may provide such medical insurance coverage in Employer’s discretion, as part of Employer’s group medical insurance plan for active employees or through individual medical insurance policies. Notwithstanding the foregoing, as of the first date that (i) Officer is no longer employed by Employer and (ii) Officer and Officer’s spouse, respectively, have each attained sixty-five (65) years of age, Employer shall be obligated to only provide such individual with supplemental Medicare health insurance in order to meet its obligations under this Paragraph. Employer shall be responsible for paying directly all of the premiums required to meet its obligations under this Paragraph.

(ii)         Employer’s obligation to provide the medical insurance coverage in Paragraph 2(j)(i) above is subject to the condition that no financial statement accrual will be required under GAAP until Officer’s employment is terminated. Officer agrees that Employer’s obligation under Paragraph 2(j)(i) shall be modified by Employer as required so that no amounts are required to be accrued under GAAP until Officer’s employment is terminated.

(k)         Deferred Compensation or Supplemental Retirement Plan. As of the Commencement Date, Employer shall provide to Officer a Deferred Compensation or Supplemental Retirement Plan (the “SERP”) which shall provide to Officer a retirement benefit payable annually for fifteen (15) years commencing upon the first month after Officer attaining age 65. The variable benefit shall be an amount equal to seventy percent (70%) of Officer’s average annual base salary for the three (3) years prior to Officer attaining age 65. The benefits shall, to the extent in compliance with applicable law, vest ratably from the Commencement Date through Officer attaining age 65. The benefits and rights of Officer under the SERP shall be exclusively governed by the respective plan document to the extent that same may conflict with this Agreement. The SERP shall provide, among other things, that the benefits payable under the SERP shall become fully vested and be payable upon termination of Officer’s employment hereunder without “good cause” by Employer. Notwithstanding the preceding sentence, Employer shall have no obligation to accelerate vesting and pay any benefit under the SERP upon termination of employment unless GFH and Gateway have provided the appropriate GAAP accrual for the SERP on their financial statements before the Commencement Date.

(l)        Termination of Compensation and Benefits. The foregoing compensation, benefits, and other arrangements described in this Section 2 shall cease when Officer is no longer employed by Employer for any reason or upon termination of this Agreement.

(m)          No Right to Indemnification. Notwithstanding the hiring of Officer under this Agreement or any policy of Employer or any provision to the contrary herein, Officer shall not be entitled to any indemnification, contribution or hold harmless from GFH, Employer or any of their subsidiaries with respect to matters occurring or arising on or prior to the Commencement Date, whether asserted or claimed prior to, at or after the Commencement Date. Officer agrees with Employer that Officer shall not assert any claims to indemnification, contribution or hold harmless for such matters.

3.	Termination of Employment.

(a)           Termination by Employer.    Officer’s employment with Employer may be terminated by Employer in accordance with the following provisions:

(i)             Employer may, at any time, terminate Officer’s employment for “good cause” (as defined below). If such termination is for good cause, then Officer shall be entitled only to receive his base salary in respect of services performed through the Date of Termination and the compensation and benefits of Officer will cease as of the Date of Termination (as defined in Paragraph 3(d)). For purposes of this Agreement, “good cause” means a dismissal of Officer by Employer because of (i) the material failure of Officer, for reasons other than disability, to render services to Employer as provided herein; (ii) Officer’s gross misconduct or willful neglect of duty, neglect or refusal to perform all duties assigned to him, in good faith, under this Agreement or by Employer; (iii) imprudent financial management of Employer by Officer not otherwise authorized which causes Employer an extraordinary or material loss; (iv) conviction of or guilty plea to a felony or a crime involving moral turpitude; (v) illegal use of drugs or alcohol; (vi) the material breach of this Agreement; (vii) material waste or misuse of assets of Employer; (viii) embezzlement, dishonesty, fraud or other similar acts reflecting adversely upon Officer’s honesty and integrity; (ix) illegal or intentional acts by Officer demonstrating bad faith toward Employer, including, but not limited to, any conduct by Officer so as to permit, condone or acquiesce in any act or conduct of other persons, which could cause Employer, its parent or any of its subsidiaries, to be in material violation of any law, statute or regulation; or (x) commission by Officer of any other act which causes a material adverse impact on Employer’s standing in the community or with its customers, staff or shareholders, including, but not limited to, if Officer is suspended and/or temporarily prohibited from participating in the conduct of Employer’s business by any regulatory authority governing Employer’s business.

(ii)           Employer may, at any time, terminate Officer’s employment without “good cause” (as defined above). If such termination is without good cause then Employer shall pay Officer a termination allowance in not more than twelve (12) equal monthly payments commencing on the last day of the month in which the date of actual termination occurs, the total amount of which will equal Officer’s Base Salary, but not including any bonuses paid to Officer by Employer in the twelve (12) months preceding the Notice of Termination (as defined in Paragraph 3(c)). Except as provided in this Paragraph, upon the termination herein described, the compensation and benefits of Officer will cease as of the Date of Termination.

(iii)          If Officer’s employment is terminated by Employer without good cause and such termination occurs within one (1) year after a “Change in Control” (as such term is defined below) of Employer then the provisions of Paragraph 4 shall govern the compensation or benefits owed to Officer upon Officer’s termination.

(b)    Termination by Officer.  Officer’s employment with Employer may be terminated by Officer in accordance with the following provisions:

(i)            Officer shall be entitled to terminate his employment pursuant to this Agreement voluntarily at any time, provided, however, that in the event Officer terminates his employment pursuant to this Agreement without “good reason” (as defined below) or other than in connection with a “Change in Control” as described below, then Officer shall be entitled to no termination allowance and/or no severance allowance and no further compensation or benefits after the “Date of Termination” (as defined Paragraph 3(d)).

(ii)           Officer may terminate his employment for good reason and will be entitled in such event to the payments and other benefits provided in Paragraph 3(a)(ii) in the event of a termination of Officer’s employment without good cause. For purposes of this Agreement, “good reason” shall mean: (aa) the continued assignment to Officer of duties inconsistent with Officer’s position, duty and responsibilities with Employer as of the Commencement Date to which Officer objects, in writing, to the Board; (bb) the relocation of Officer to a primary place of employment which might require Officer to move his residence which, for this purpose, includes any reassignment to a place or employment located more than fifty (50) miles from Virginia Beach, Virginia, without Officer’s express written consent to such relocation; or (cc) any failure by Employer or any successor entity following a “Change of Control” (as defined below), to comply with the provisions of Section 2 or other material term of this Agreement. Notwithstanding the foregoing, “good reason” shall not include any resignation by Officer where good cause exists for Officer’s termination by Employer or an isolated, insubstantial, immaterial and/or inadvertent action not taken in bad faith by Employer and which is remedied within a reasonable time after receipt of written notice thereof given by Officer to the Board.

(iii)       Officer shall be entitled to terminate his employment pursuant to this Agreement within six (6) months after the occurrence of a “Change in Control” with respect to Employer, its successors or assigns, in which case Employer shall be obligated to pay Officer and furnish him the benefits provided in Section 4 hereof. For purposes of this Agreement, a Change in Control shall be defined as (a) the date that any one person, or more than one person, acting as a group, acquires ownership of stock of Employer that, together with stock held by such person or group, constitutes more than fifty percent 50% of the total fair market value or total voting power of the stock of Employer, (b) the date any one person, or more than one person, acting as a group, acquires (or has acquired ownership during the twelve (12) month period ending on the date of the most recent acquisition by such person) ownership of stock of Employer possessing thirty percent 30% or more of the total voting power of the stock, or (c) the date a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

(c)  Notice of Termination.    Any termination of Officer's employment by Employer or by Officer shall be communicated by a written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision(s) in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances providing the basis for termination.

(d)   Date of Termination.    The “Date of Termination” shall mean (i) if this Agreement is terminated by Officer, the date on which the Notice of Termination is delivered to Employer, (ii) if this Agreement is terminated by Employer because of Officer’s disability, thirty (30) days after the Notice of Termination is given, or (iii) if Officer’s employment is terminated by Employer for any other reason, the date on which a Notice of Termination is given.

4.           Compensation upon Termination for a Change in Control Event.    If Officer’s employment is terminated by Employer in accordance with Section 3(a)(iii) or Officer terminates his employment pursuant to Section 3(b)(iii) hereof, then:

(a)            Accrued but Unpaid Compensation.     Employer shall pay Officer’s full base salary through the Date of Termination at the rate then in effect and the amount, if any, of awards theretofore made which have not yet been paid.

(b)            Severance Allowance.     Employer shall pay Officer a severance allowance in sixty (60) equal monthly payments commencing on the last day of the month in which the Date of Termination occurs, the total amount of which will equal 2.99 times (2.99x) the base amount.

For purposes of this Paragraph 4(b), the following definitions shall apply:

(i)            Base Amount - The term “base amount” means Officer’s average annualized includible compensation for the base period.

(ii)          Annualized Includible Compensation for the Base Period - The term “annualized includible compensation for the base period” means the average annual compensation paid by Employer, which was includible in the gross income of Officer for federal income tax purposes for taxable years in the base period.

(iii)         Base Period - The term “base period” means the period consisting of the most recent three (3) taxable years ending before the date on which the Change of Control occurs.

(iv)          Present Value - Present value shall be determined in accordance with Section 1274(b)(2) of the Internal Revenue Code of 1986 (as amended, the “Code”).

(c)           Incentive Plans. Employer shall pay such other amounts to which Officer is entitled according to the terms of the incentive plans, equity plans, supplemental retirement plans, etc., in which Officer participates.

(d)            Employee Benefits.   Except as otherwise provided in this Agreement, Employer shall maintain in full force and effect, for Officer’s continued benefit until the earlier of the first (1st) anniversary of the Date of Termination or the date Officer becomes a participant in similar plans, programs or arrangements provided by a subsequent employer, all life, accident, medical and dental insurance benefit plans and programs or arrangements in which Officer was entitled to participate immediately prior to the Date of Termination, provided that Officer’s continued participation is possible under the general terms and provisions of such plans and programs. In the event that Officer’s participation in any such plan or program is barred, Employer shall arrange to provide Officer with benefits substantially similar to those which Officer is entitled to receive under such plans and programs. At the end of the period of coverage, Officer shall have the option to have assigned to him at no cost and with no apportionment of prepaid premiums, any assignable insurance policy owned by Employer and relating specifically to Officer.

(f)            No Duty to Mitigate.   Officer shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4 be reduced by any compensation earned by Officer as the result of employment by another employer after the Date of Termination, or otherwise.

5.              Return of Employer’s Property. When Officer’s employment with Employer ends, Officer shall immediately deliver to Employer all of its property, including, but not limited to (i) all documents and copies of such documents whether in hard copy or electronic format, including, but not limited to, address and telephone records of customers, listings of customer names and/or account numbers, and any telephone records of customers, listings of customer names and/or account numbers, and any other items or records in Officer’s possession, or subsequently coming into Officer’s possession pertaining to the business of Employer, including without limitation, confidential and proprietary information which Officer would not possess but for his employment relationship with Employer and (ii) any tangible personal property of Employer or provided by

Employer to Officer, including, but not limited to, computer(s) and related peripherals, laptops, automobiles, cellular telephones, access cards and credit cards.

6.	Prohibition of Certain Activities.

(a)             During Officer’s employment with Employer and for a period of one (1) year following the date Officer’s employment with Employer ends, Officer will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, partner or in any other individual or representative capacity whatsoever, engage in a position where Officer is engaged in the process of providing services or products that compete with the services or products Employer provided at any time during the last twelve (12) months of Officer’s employment with Employer. This restriction shall only apply within a one-hundred (100) mile radius of any office or branch operated by Employer or any of Employer’s subsidiaries on the date Officer’s employment with Employer ends.

(b)              During Officer’s employment with Employer and for a period of one (1) year following the later of (i) the date Officer’s employment with Employer ends or (ii) the date Officer ceases to receive any payment from Employer pursuant to this Agreement (except as provided below), Officer will not solicit, or assist any person or entity to solicit, any person or entity who, during the six (6) month period prior to the date Officer’s employment with Employer ends, paid or engaged Employer or any of its subsidiaries for products or services, for the purpose of providing services or selling products where those services or products compete with the services or products offered by Employer or any of its subsidiaries as of the date Officer’s employment with Employer ends. If Officer’s employment with Employer is terminated pursuant to Sections 3(a)(iii) or 3(b)(iii) of this Agreement, the duration of the restriction set forth in this Section 6(b) shall be one (1) year from the date Officer’s employment with Employer ends.

(c)          During Officer’s employment with Employer and for a period of one (1) year following the later of (i) the date Officer’s employment with Employer ends or (ii) the date Officer ceases to receive any payment from Employer pursuant to this Agreement (except as provided below), Officer agrees that he will not on his own behalf or on behalf of any person or entity, in any capacity, solicit, recruit or hire or assist others in soliciting, recruiting or hiring any person who is currently or was during the preceding twelve (12) months prior to Officer’s termination of employment with Employer, an employee or officer with Employer or Employer’s subsidiaries. If Officer’s employment with Employer is terminated pursuant to Sections 3(a)(iii) or 3(b)(iii) of this Agreement, the duration of the restriction set forth in this Section 6(c) shall be one (1) year from the date Officer’s employment with Employer ends.

(d)              During Officer’s employment with Employer and at all times thereafter, Officer agrees not to disclose, communicate or divulge to any third party, or use, or permit others to use, any confidential information of Employer. For purposes of this Agreement, “confidential information” shall mean all information disclosed to Officer, or known to Officer as a consequence of or through Officer’s employment with Employer, where such information is not generally known by the public or was regarded or treated as proprietary by Employer.

Paragraphs (a), (b), (c), and (d) of this Section 6 are intended by the parties hereto as separate and divisible provisions, and if for any reason either one is held to be invalid or unenforceable, neither the validity nor the enforceability of the other shall thereby be affected. If any court holds that the whole or any part of Paragraphs (a), (b), (c), and (d) is unenforceable by reason of the extent, duration or geographic scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographic scope, or other provisions hereof, and in its reduced form such Section shall be enforceable in the manner contemplated hereby.

7.            Notice of Subsequent Employment. For a period which is the later of one (1) year (i) after Officer’s employment with Employer ends or (ii) the date Officer ceases to receive any payment from Employer pursuant to this Agreement (except as provided below), Officer agrees to notify Employer of the name and address of Officer’s employer and Officer hereby authorizes Employer to contact any such employer during that period for the limited purpose of making such employer aware of this Agreement and protection against any disclosure of confidential and proprietary information, or unfair competition. If Officer’s employment with Employer is terminated pursuant to Sections 3(a)(iii) or 3(b)(iii) of this Agreement, the duration of the restriction set forth in this Section 7 shall be one (1) year from the date Officer’s employment with Employer ends.

8.            Remedies. Officer acknowledges that if Officer breaches or threatens to breach this Agreement, in addition to any and all other rights and remedies it may have, Employer shall be entitled to injunctive relief, both pendente lite and permanent, against Officer, as Officer recognizes that a remedy at law would be inadequate and insufficient. Employer shall be entitled to recover from Officer all costs and expenses, including but not limited to reasonable attorney’s fees and court costs, incurred by Employer as a result of or arising out of any breach of threatened breach under or pursuant to this Agreement in addition to such other rights and remedies as Employer may have under this Agreement or any other agreement, at law or in equity.

9.            Section 4999 Gross-Up Payment. In the event it shall be determined that any payments and benefits called for under this Agreement and any amendments thereto, together with any other payments and benefits (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Agreement (a “Payment”) would be subject to the excise tax imposed under Section 4999 of the Code, or any successor statute, or any interest or penalties are incurred by Officer with respect to such excise tax (collectively, the “Excise Tax”), then Officer shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Officer of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Officer retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the payments.

(a)          Gross -Up Determination.   Subject to the provision of Paragraph (b) of this Section 9, all determinations required to be made under this Agreement, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Employer’s external accounting firm or such other independent certified accounting firm (the “Accounting Firm”) selected by mutual consent of Employer and Officer, which shall provide detailed supporting calculations both to Employer and Officer within fifteen (15) business days of the receipt of notice from Officer that there has been a Payment, or such earlier time as is requested by Employer. The calculations under this Agreement will be made in a manner consistent with the requirements of Code Sections 280G and 4999 and any applicable related regulations and any related Internal Revenue Service rulings. All fees and expenses of the Accounting Firm for such determination shall be borne solely by Employer. Any determination by the Accounting Firm shall be binding upon Employer and Officer. Any Gross-Up Payment, as determined pursuant to this Agreement shall be paid by Employer to Officer within five (5) days of the receipt of determination by the Accounting Firm that such payment is due; provided, however, that all Gross-Up Payments must be paid no later than the end of the calendar year in which Officer remits the related taxes. If it is determined that no Excise Tax is payable to Officer, it shall so indicate to Officer in writing.

(b)          Notification to Employer. Officer shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Employer of a Gross-Up Payment. Such notice shall be given as soon as practicable but no later than ten (10) business days after Officer is informed in writing of such claim and said notice shall advise Employer of the nature of such claim and the date on which such claim is requested to be paid. Officer shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Employer notifies Officer in writing prior to the expiration of such period that it desires to contest such claim, Officer shall:

(i)	give Employer any information reasonably requested relating to such claim;
(ii)

take such action in connection with contesting such claim as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonable selected by Employer;

(iii)	cooperate with Employer in good faith in order to effectively contest such claim; and
(iv)	permit Employer to participate in any proceedings relating to such claim;

provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with any contest of a claim for payment of the Excise Taxes and Employer shall indemnify and hold Officer harmless, on an after tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

Without limitation on the foregoing provisions of this Agreement, Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Officer to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Officer agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; provided, however, that if Employer directs Officer to pay such claim and sue for a refund, Employer shall advance the amount of such payment to Officer, on an interest-free basis and shall indemnify and hold Officer harmless, on an after-tax-basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Officer with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Employer’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Officer shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(c)           Underpayment of Gross-Up Payment. In the event there is an underpayment of a Gross-Up Payment due to the uncertainty in the application of Section 4999 of the Code at the time of the initial determination the Accounting Firm, and Officer thereafter is required to make a payment of any Excise Tax, the Accounting Firm will determine the amount of any such underpayment that has occurred and such amount will be promptly paid by Employer to or for the benefit of Officer.

(d)          Refund of Gross-Up Payment. If, after the receipt by Officer of an amount advanced by Employer pursuant to this Agreement, Officer becomes entitled to receive any refund with respect to such claim, Officer shall subject to Employer’s complying with the requirements of Paragraph (b) above, promptly pay to Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Officer of an amount advanced by Employer pursuant to Paragraph (b) above, a determination is made that Officer shall not be entitled to any refund with respect to such claim and Employer does not notify Officer in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of a Gross-Up Payment required to be paid.

10.        Specified Employee. If Officer is a Specified Employee on his separation from service, payments under Sections 3 and 4 of this Agreement shall be delayed until the six (6) month anniversary of Officer’s separation from service date. For purposes of this Agreement, “Specified Employee” means an Officer who on the date of his separation from service is a Key Employee of Employer provided that Employer is publicly traded on an established securities market. “Key Employee” means an Officer who meets the requirements of Code section 416(i)(1)(A)(i), (ii), or (iii) applied in accordance with the regulations thereunder and disregarding Code section 416(i)(5). “Compensation” for purposes of identifying the Key Employee is defined according to Treasury Regulation section 1.415(c)-2(a) applied without regard to the safe harbor provided in Treasury Regulation section 1.415(c)-2(d), the special timing rules provided in Treasury Regulation section 1.415(c)-2(e), and the special rules provided in Treasury Regulation section 1.415(c)-2(g).

11.          Litigation Expenses. Employer agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which Officer may reasonably incur as a result of any contest (regardless of the outcome thereof unless a court of competent jurisdiction determines that Officer acted in bad faith in initiating the contest) brought by Employer, Officer or others concerning the validity or enforceability of, or liability under, the Change in Control of Employer provision of this Agreement or amendments thereto, or any guarantee of performance thereof (including as a result of any contest by Officer about the amount of any payment pursuant to the Change in Control provision or its amendments), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Code Section 7872(f)(2)(A); provided however, that the reasonableness of the fees and expenses must be determined by a court of competent jurisdiction.

12.	Emergency Economic Stabilization Act of 2008 (“EESA”).

(a)         For purposes of this Section 12, a parachute payment is defined in Q&A 3 of Notice 2008-TAAP as any payment in the nature of compensation paid on account of an applicable severance of employment to the extent that the aggregate present value of such payments equals or exceeds an amount equal to three times the base amount. A parachute payment shall be interpreted in a manner that is consistent with Notice 2008-TAAP, Notice 2008-94 and all other current or future guidance issued pursuant to Section 111(b)(2)(C) of EESA or Section 280G(e) of the Internal Revenue Code of 1986, as amended (“Code”).

(b)          To the extent that any payment under this Agreement would be forfeited as a prohibited parachute payment under Section 111(b)(2)(C) of EESA, Employer agrees to pay Officer an additional payment equal to the forfeited payment plus one dollar, on July 1, 2012, or if later, the earliest date when Section 111(b)(2)(C) of EESA no longer prohibits such payment. Such payment shall be made in a single lump sum in cash, without interest. Officer may be entitled to severance payments from multiple agreements and plans. Employer, it its sole discretion, shall determine which payments shall be delayed. Notwithstanding anything in this paragraph to the contrary, the additional amounts due under this Agreement shall not be paid if the Treasury Department or other governmental agency issues guidance subsequent to the date of this Agreement that would prohibit such payment.

13.	Miscellaneous.

(a)           Waiver.   A waiver by any party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such terms and conditions for the future, or of any subsequent breach thereof.

(b)           Severabilitv.   If any provision of this Agreement, as applied to any circumstances, shall be adjudged by a court to be void and unenforceable, the same shall in no way affect any other provision of this Agreement or the applicability of such provision to any other circumstances.

(c)           Amendment.   This Agreement may not be varied, altered, modified, changed, or in any way amended except by an instrument in writing, executed by the parties hereto or their legal representatives.

(d)           Nonassignabilitv of Payments.    Neither Officer nor his estate shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the right thereto are expressly declared to be nonassignable and nontransferable.

(e)           Binding Effect.   This Agreement shall be binding upon and inure to the benefit of Officer (and his personal representative), Employer and any successor organization or organizations which shall succeed to substantially all of the business and property of Employer, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of Employer or otherwise, including by operation of law.

(f)           Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, whether statutory or decisional, applicable to agreements made and entirely to be performed within such state and such provisions of federal law as may be applicable. Venue for any dispute arising hereunder shall lie exclusively in the state or federal courts located in or having jurisdiction over the City of Norfolk, Virginia, or where Employer is headquartered.

(g)           Assignment. Officer shall not have the right to transfer or assign any or all of his rights or interest hereunder. Pursuant to the provisions of Section 3(b) hereof, Officer agrees that should Employer convey all or substantially all of Employer’s assets to a third-party, which assets include this Agreement, that Employer may assign this Agreement to such third-party without the prior consent of Officer, and, further, that such assignment shall be deemed to be undertaken with Officer’s consent with regard to the third-party.

(h)         Background, Enumerations and Headings. The background, enumerations and headings contained in this Agreement are for convenience of reference only and are not intended to have any substantive significance in interpreting this Agreement.

(i)            Gender and Number. Unless the context otherwise requires, whenever used in this Agreement the singular shall include the plural, the plural shall include the singular, and the masculine gender shall include neuter or feminine gender and vice versa.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Daniel B. Berry

/s/ Daniel B. Berry (SEAL)

Date: December 31, 2008

Hampton Roads Bankshares, Inc.,

a Virginia corporation

By:	/s/ Jack W. Gibson	(SEAL)
Jack W. Gibson, Vice-Chairman,
President and Chief Executive Officer

Date: December 31, 2008